Exhibit 99.2

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2019 EARNINGS

▪	Pretax income of $2.7 million
▪	Net income of $1.7 million, or $0.07 per diluted share
▪	New contract purchases of $243 million

LAS VEGAS, NV, April 18, 2019 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $1.7 million, or $0.07 per diluted share, for its first quarter ended March 31, 2019. This compares to net income of $3.1 million, or $0.12 per diluted share, in the first quarter of 2018.

Revenues for the first quarter of 2019 were $88.2 million, a decrease of $15.3 million, or 14.8%, compared to $103.6 million for the first quarter of 2018. Total operating expenses for the first quarter of 2019 were $85.6 million compared to $99.0 million for the 2018 period. Pretax income for the first quarter of 2019 was $2.7 million compared to pretax income of $4.6 million in the first quarter of 2018, a decrease of 41.3%.

During the first quarter of 2019, CPS purchased $243.0 million of new contracts compared to $251.8 million during the fourth quarter of 2018 and $210.6 million during the first quarter of 2018. The Company's receivables totaled $2.393 billion as of March 31, 2019, an increase from $2.381 billion as of December 31, 2018 and an increase from $2.332 billion as of March 31, 2018.

Annualized net charge-offs for the first quarter of 2019 were 7.98% of the average portfolio as compared to 8.16% for the first quarter of 2018. Delinquencies greater than 30 days (including repossession inventory) were 12.12% of the total portfolio as of March 31, 2019, as compared to 8.74% as of March 31, 2018.

“This quarter was our 30th consecutive quarter of positive pre-tax earnings. We achieved year over year growth in originations volumes and portfolio size and we’re looking forward the challenges and opportunities ahead of us in 2019,” said Charles E. Bradley, Jr., President and CEO. “

Conference Call

CPS announced that it will hold a conference call on Friday, April 19, 2019, at 12:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 3479959.

A replay of the conference call will be available between April 19, 2019 and April 26, 2019, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 3479959. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2019	2018
Revenues:
Interest income	$85,845	$100,906
Other income	2,385	2,657
	88,230	103,563
Expenses:
Employee costs	19,073	20,641
General and administrative	8,174	7,495
Interest	27,290	24,062
Provision for credit losses	23,956	40,507
Other expenses	7,061	6,301
	85,554	99,006
Income before income taxes	2,676	4,557
Income tax expense	937	1,412
Net income	$1,739	$3,145

Earnings per share:
Basic	$0.08	$0.15
Diluted	$0.07	$0.12

Number of shares used in computing earnings per share:
Basic	22,242	21,576
Diluted	24,259	25,664

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$8,914	$12,787
Restricted cash and equivalents	135,508	117,323
Total cash and cash equivalents	144,422	130,110

Finance receivables	1,344,360	1,522,085
Allowance for finance credit losses	(48,196)	(67,376)
Finance receivables, net	1,296,164	1,454,709

Finance receivables measured at fair value	997,552	821,066
Deferred tax assets, net	18,281	19,188
Other assets	74,826	60,607
	$2,531,245	$2,485,680

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$54,804	$31,692
Warehouse lines of credit	117,104	136,847
Residual interest financing	39,199	39,106
Securitization trust debt	2,109,024	2,063,627
Subordinated renewable notes	12,986	17,290
	2,333,117	2,288,562

Shareholders' equity	198,128	197,118
	$2,531,245	$2,485,680

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2019	2018

Contracts purchased	$243.03	$210.59
Contracts securitized	265.00	193.60

Total portfolio balance	$2,393.17	$2,332.32
Average portfolio balance	2,392.21	2,331.59

Allowance for finance credit losses as % of fin. receivables	3.59%	4.82%

Aggregate allowance as % of fin. receivables (1)	5.40%	5.95%

Delinquencies
31+ Days	10.39%	7.14%
Repossession Inventory	1.73%	1.60%
Total Delinquencies and Repo. Inventory	12.12%	8.74%

Annualized net charge-offs as % of average portfolio	7.98%	8.16%

Recovery rates (2)	33.6%	33.8%

	For the
	Three months ended
	March 31,
	2019		2018
	$(3)	%(4)	$(3)	%(4)
Interest income	$85.85	14.4%	$100.91	17.3%
Servicing fees and other income	2.39	0.4%	2.66	0.5%
Interest expense	(27.29)	-4.6%	(24.06)	-4.1%
Net interest margin	60.94	10.2%	79.50	13.6%
Provision for credit losses	(23.96)	-4.0%	(40.51)	-6.9%
Risk adjusted margin	36.98	6.2%	38.99	6.7%
Core operating expenses	(34.31)	-5.7%	(34.44)	-5.9%
Pre-tax income	$2.68	0.4%	$4.56	0.8%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

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